EXHIBIT 99.1

                   ARIAD Reports Second Quarter 2007 Results

                  Significant Milestones Achieved Year-to-Date

     CAMBRIDGE, Mass.--(BUSINESS WIRE)--Aug. 6, 2007--ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA) today announced financial results for the quarter and six months ended June 30, 2007 and provided an update on corporate developments.

     "With our recently announced strategic collaboration with Merck & Co., we have embarked on a markedly expanded global development program for deforolimus in which substantial clinical trials and biomarker studies will be conducted concurrently in multiple cancers. Importantly, we anticipate that the combination of the up-front payment received from Merck plus the significant future milestone payments triggered by the start of pre-specified Phase 2 and Phase 3 clinical trials will fund our portion of the remaining development costs of deforolimus," said Harvey J. Berger, M.D., chairman and chief executive officer of ARIAD. "As a result, our financial position has been greatly strengthened, enabling us to invest more fully in building our oncology product pipeline, including our next clinical candidate, AP24534."

     Financial Highlights

     For the quarter ended June 30, 2007, the Company reported a net loss of $17.0 million, or $0.25 per share, as compared to a net loss of $17.0 million, or $0.27 per share, for the quarter ended June 30, 2006. For the six months ended June 30, 2007, the Company reported a net loss of $32.0 million, or $0.48 per share, as compared to a net loss of $32.4 million, or $0.52 per share, for the six months ended June 30, 2006. These results reflect the continued development of the Company's lead product candidate, deforolimus, and its next clinical candidate, AP24534.

     For the six months ended June 30, 2007, cash used in operations was $26.4 million, as compared to $27.4 million for the six months ended June 30, 2006. The Company ended the second quarter 2007 with $25.7 million in cash, cash equivalents and marketable securities, compared with $39.8 million at the end of 2006.

     In July 2007, the Company received an up-front payment of $75 million from Merck in connection with the execution of the deforolimus collaboration agreement. In addition, the Company expects to receive a milestone payment of $13.5 million for the commencement of the Phase 3 clinical trial of oral deforolimus in patients with metastatic sarcomas in third quarter 2007.

     After taking into account the estimated impact of the collaboration agreement with Merck, the Company expects positive cash flow from operations for the year ending December 31, 2007 in the range of $30 to $35 million. Based on these estimates, the Company expects that its cash, cash equivalents and marketable securities at December 31, 2007 will be in the range of $72 to $76 million.

     Corporate and Development Highlights

     The Company has made substantial progress this year on multiple fronts, including:

     Novel mTOR Inhibitor -- Deforolimus

     -- Global Collaboration with Merck & Co. to Jointly Develop and Commercialize Deforolimus. The Company believes this partnership should maximize the commercial and clinical potential of deforolimus and enable ARIAD to realize its vision of becoming a fully integrated oncology company. The all-cash agreement provides for an initial payment of $75 million to ARIAD, up to $452 million more in milestone payments to ARIAD based on the successful development of deforolimus in multiple cancer indications (including up to $128 million for the initiation of Phase 2 and Phase 3 clinical trials), up to $200 million more based on achievement of significant sales thresholds, and at least $200 million in estimated contributions by Merck to global development. If the global development program is expanded further and ARIAD pays over $150 million in global development costs, ARIAD can access up to $200 million in interest-bearing repayable development-cost advances from Merck to cover ARIAD's share of these global-development costs. ARIAD's potential commercial returns will be based on 50/50 profit sharing in the U.S. and royalties paid by Merck on sales of deforolimus outside the U.S.

     -- Additional Positive Efficacy Data in Sarcomas. In June, at the annual meeting of the American Society of Clinical Oncology (ASCO), ARIAD reported positive efficacy data on single-agent deforolimus from further analysis of its ongoing Phase 2 trial in patients with advanced soft-tissue and bone sarcomas. The expanded analysis focused on the 60 patients with a deforolimus clinical-benefit response (CBR)
          - the primary endpoint of the 212-patient trial - and its relationship to overall survival. The new results demonstrated that documented disease stabilization and/or tumor regression with deforolimus is a strong predictor of improved overall survival. Patients with a deforolimus CBR had a median overall survival of approximately 17 months, nearly double that of the overall trial population (vs. approximately 9 months).

     -- Positive Efficacy Results in Endometrial Cancer. Also at ASCO, ARIAD reported that deforolimus demonstrated efficacy and was well tolerated as a single agent in a multi-center Phase 2 trial in metastatic endometrial cancer involving 45 patients, all of whom had progressive disease. The primary end-point of the trial - evidenced by significant clinical-benefit response (CBR) rates - was achieved. Twenty-nine percent (29%) of patients had a CBR - tumor regression or disease stabilization - including 10% with partial responses.

     -- Positive Safety and Tolerability Data in Combination with Paclitaxel. ARIAD also presented results from a Phase 1b dose-escalation trial evaluating the safety and tolerability, pharmacokinetics and anti-cancer activity of deforolimus in combination with paclitaxel in patients with progressive solid tumors. Anti-tumor activity was seen in patients with advanced pharyngeal, pancreatic, ovarian, thyroid and breast cancers when treated with the combination. Deforolimus combined with paclitaxel was well-tolerated, with predictable and manageable side-effects, which provides the basis for additional trials of this important combination regimen in several tumor types.

     Novel Bcr-Abl Inhibitor for Drug-Resistant CML - AP24534

     -- Progress with Pipeline. The Company has completed extensive preclinical studies on the efficacy of AP24534 in chronic myeloid leukemia and its potential utility in other cancers. The investigational new drug (IND) application for this multi-targeted kinase inhibitor is on track for filing in the fourth quarter 2007.

     Corporate Activities

     -- Strengthened Senior Leadership Team. Pierre F. Dodion, M.D. joined the Company as senior vice president, oncology, which includes leadership of medical research, medical affairs, clinical operations, drug safety and pharmacovigilence and biostatistics and outcomes research. Dr. Dodion has over twenty-five years of experience in the global pharmaceutical industry and academia, most recently as executive director, oncology at Pfizer, Inc.

     Scientific and Medical Meetings

     ARIAD expects to have presentations at the following scientific and medical meetings:

     -- AACR-NCI-EORTC International Conference on Molecular Targets & Cancer Therapeutics, San Francisco, California, October 22 to 26, 2007.

     -- 13th Annual Connective Tissue Oncology Society Meeting, Seattle, Washington, November 1 to 3, 2007.

     -- American Society Hematology 49th Annual Meeting, Atlanta, Georgia, December 8 to 11, 2007.

     Upcoming Investor Meetings

     ARIAD management will present updated overviews of the Company's progress and business plans at several investor conferences:

     -- Credit Suisse Boston Biotech Forum, Boston, Massachusetts, September 5, 2007.

     -- Bear Stearns 20th Annual Healthcare Conference, New York, New York, September 10 to 11, 2007.

     -- ThinkEquity Partners 5th Annual Growth Conference, San Francisco, California, September 17 to 20, 2007.

     -- UBS 2007 Global Life Sciences Conference, New York, New York, September 24 to 27, 2007.

     -- Lazard Capital Markets Annual Life Sciences Conference, New York, New York, November 27 to 28, 2007.

     Today's Conference Call Reminder

     ARIAD will hold a live webcast of its quarterly conference call today at 8:30 a.m. (EDT). The live webcast can be accessed by visiting the investor relations section of the Company's website at http://www.ariad.com/investor. The call can be accessed by dialing 1-866-831-6270 (domestic) or 617-213-8858 (international) five minutes prior to the start time and providing the passcode 54320658. A replay of the call will be available on the ARIAD website approximately two hours after completion of the call and will be archived for two weeks.

     About ARIAD

     ARIAD is engaged in the discovery and development of breakthrough medicines to treat cancer by regulating cell signaling with small molecules. ARIAD is developing a comprehensive approach to patients with cancer that addresses the greatest medical need - aggressive and advanced-stage cancers for which current treatments are inadequate. ARIAD has a global partnership with Merck to develop and commercialize deforolimus, ARIAD's lead cancer product candidate. Medinol Ltd. also is developing stents and other medical devices that deliver deforolimus to prevent reblockage at sites of vascular injury following stent-assisted angioplasty. ARIAD has an exclusive license to pioneering technology and patents related to certain NF-(kappa)B treatment methods, and the discovery and development of drugs to regulate NF-(kappa)B cell-signaling activity, which may be useful in treating certain diseases. Additional information about ARIAD can be found on the Web at http://www.ariad.com.

     This press release contains "forward-looking statements," including statements related to the expected timing of the Phase 3 clinical trial of deforolimus in metastatic sarcoma, expanded development plans for deforolimus in collaboration with Merck, financial terms of our collaboration with Merck, plans for and the expected timing of the filing of an IND for AP24534 and our financial projections. Forward-looking statements are based on management's expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, the costs associated with our research, development, manufacturing and other activities, the conduct and results of pre-clinical and clinical studies of our product candidates, difficulties or delays in obtaining regulatory approvals to market products resulting from our development efforts, our reliance on partners, including Merck and Medinol, and other key parties for the successful development, manufacturing and commercialization of products, the adequacy of our capital resources and the availability of additional funding, patent protection and third-party intellectual property claims relating to our and any partner's product candidates, the timing, scope, cost and outcome of legal and patent office proceedings concerning our NF-(kappa)B patent portfolio, the potential acquisition of or other strategic transaction regarding the minority stockholders' interests in our 80%-owned subsidiary, ARIAD Gene Therapeutics, Inc., future capital needs, key employees, markets, economic conditions, prices, reimbursement rates, competition and other factors detailed in the Company's public filings with the U.S. Securities and Exchange Commission. The information contained in this press release is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.


             ARIAD PHARMACEUTICALS, INC. AND SUBSIDIARIES
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

In thousands, except share and
 per share data

                      Three Months Ended         Six Months Ended
                           June 30,                  June 30,
                    -----------------------   -----------------------
                       2007         2006         2007         2006
                    ----------   ----------   ----------   ----------
                          (Unaudited)               (Unaudited)
Total license
 revenue           $       189  $       229  $       379  $       458
                    ----------   ----------   ----------   ----------

Operating expenses:
   Research and
    development         10,540       10,144       21,563       21,818
   General and
    administrative       6,898        7,531       11,301       11,987
                    ----------   ----------   ----------   ----------
       Total
        operating
        expenses        17,438       17,675       32,864       33,805
                    ----------   ----------   ----------   ----------

Other income, net          244          450          529          993
                    ----------   ----------   ----------   ----------
Net loss           $   (17,005) $   (16,996) $   (31,956) $   (32,354)
                    ----------   ----------   ----------   ----------

                    ----------   ----------   ----------   ----------
Net loss per common
 share
(basic and diluted)$      (.25) $      (.27) $      (.48) $      (.52)
                    ----------   ----------   ----------   ----------

                    ----------   ----------   ----------   ----------
Weighted average
 number of
shares of common
 stock
outstanding (basic
 and diluted)       68,786,835   62,093,353   67,215,100   61,827,494


           CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

In thousands
                                              June 30,    December 31,
                                                2007          2006
                                              ---------   ------------
                                             (Unaudited)
Cash, cash equivalents and marketable
 securities                                  $   25,696  $      39,804
Total assets                                 $   37,432  $      51,043
Total liabilities                            $   22,501  $      20,781
Stockholders' equity                         $   14,931  $      30,262


     CONTACT: ARIAD Pharmaceuticals, Inc.
              Edward M. Fitzgerald, 617-621-2345
              or
              Pure Communications
              Andrea L. Johnston, 910-616-5858